Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 4, 2022 (April 19, 2022, as it relates to the inclusion of the critical audit matter in our report) relating to the financial statements of Great Elm Capital Corp., appearing in the Annual Report on Form 10-K of Great Elm Group, Inc. for the year ended June 30, 2022.

/s/ Deloitte & Touche LLP
Boston, MA
November 21, 2022